UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     November 7, 2011

GLOBAL ECOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-15216	86-0892913
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

96 Park Street, Montclair, New Jersey		07042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (972) 386-6667

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The company announces the formation of a Professional Advisory Committee. The purpose of the committee is to advise the company on technical and scientific issues.

As the company implements its business plan, it is imperative that the company have available to it assistance from industry experts. Each of the initial members of the Professional Advisory Committee possesses special skills, education, and experience.  The company will be utilizing the Professional Advisory Committee expertise and relationships in their relative fields to expand its current market penetration as well as enter into new ones. Additionally, these experts will assist the company in the many complicated issues that will be encountered in areas in which the company presently competes, or in areas where the company's entrance is imminent.

The Professional Advisory Committee members will each be granted stock options to purchase 1000,000 shares of the company’s common stock on a quarterly basis. The price of these options will be determined by closing share price at the end of each quarter. The options may be purchased at any time after the grant date and for a period of up to three years.

The first four appointees are as follows:

Dr. Steve Blezinger, PhD, PAS; Reveille Livestock Concepts: Dr. Blezinger is a food animal nutritionist specializing in nutrition and management of beef and dairy cattle.  He graduated with a doctorate in ruminant nutrition from Texas A&M University in College Station, Texas in 1991 and has worked as both a corporate nutritionist and now as an independent consultant for 20 years.  He has worked with a wide variety of beef and dairy herds and operations across the United States and internationally as well as regional and national feed manufacturers, biotechnology companies and other manufacturers in research and development of product for the agriculture industry.  Working in an a broad spectrum of the agriculture industry his focus has continuously been on the research and development of effective, practical nutrition programs as well as problem solving applications resulting in a maximization of efficiency, performance and profitability for the producer.

Dr. Michael Corrado, MD, Infectious Disease Specialist: Dr. Corrado currently serves as Chief Scientific Officer and Chief Regulatory Officer of INC Research LLC. He also served as Scientific Advisor of Topaz Pharmaceuticals, LLC. He co-founded Advanced Biologics LLC in 1995 and served as its President and Chief Executive Officer. He spent eight years at Merck and eight years at Johnson & Johnson. Dr. Corrado served as Vice President of Clinical Research/Direct Access Diagnostics and Vice President of Drug Regulatory ... Affairs of R.W. Johnson Pharmaceutical Research Institute (Johnson & Johnson); Director and Acting Chief of Anti-Infection Research and Director of Clinical Research, Medical Affairs Domestic, Merck, Sharpe & Dohme Research Laboratories Division and Head of anti-infectives for Ortho Pharmaceuticals.

Professor Frank Falcone, B.E., M.S.: Professor Falcone's teaching interests include Fluid Mechanics, Engineering Mechanics, both Statics and Dynamics, Civil Engineering Measurements and Hydraulics & Hydrology (graduate & undergraduate). He has a total of 23 years of experience in the engineering design and consulting industry and 29 years of adjunct teaching experience at Villanova. He is also a retired Captain in the Civil Engineer Corps (CEC) of the U.S. Naval Reserve. He has commanded a SEABEE battalion, a SEABEE Regiment and all Reserve CEC officers for the Atlantic Division of the Naval Facilities Engineering Command. All 3 of these careers have run concurrently. In 1996, through the College of Engineering, Mr. Falcone founded the Institute for Environmental Engineering Research at Villanova which, recently, has grown into the "Villanova Center for the Environment". He is the Moderator for the student chapter of the American Society of Civil Engineers (ASCE), is the College of Engineering Team Leader for the Villanova Quality Improvement (VQI) program and is a registered Professional Engineer in Pennsylvania.

Joseph Turk, Director, Energy & Sustainability Consulting Services, Johnson Controls Inc.: Mr. Turk directs energy management programs in an effort to reduce utility consumption and costs through careful analysis of usage, utility procurement opportunities, and market trends. Mr. Turk has accumulated over 27 years’ experience in energy management including analysis, design and installation of cogeneration and desiccant dehumidification systems, development of databases for performance and maintenance evaluation, and participation in utility and technical conferences. Prior to joining Johnson Controls, Mr. Turk was President and a principal owner of PWI Energy. PWI Energy served global clients with a comprehensive energy management program that integrates energy supply management, energy efficiency services, and energy information and greenhouse gas (GHG) emissions management. The company developed an industry-leading information technology platform which organizes all the information needed to create a comprehensive, global management system for energy and greenhouse gases. PWI was purchased by Johnson Controls in 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Ecology Corporation

November 8, 2011

By: /s/ Peter Ubaldi

Name: Peter Ubaldi

Title: Chief Executive Officer